CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement on Form S-8 of Fairchild International Corporation of our report, dated March 11, 2005, except for Note 9(e) which is as of April 8, 2005, relating to the balance sheets of Fairchild International Corporation as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ending December 31, 2004 and December 31, 2003, which report appears in the Annual Report on Form 10-KSB of Fairchild International Corporation for the year ended December 31, 2004.

Vancouver, Canada	“Morgan & Company”

September 22, 2005	Chartered Accountants